UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2005

Kitty Hawk, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-25202 (Commission File Number)	75-2564006 (I.R.S. Employer Identification No.)

1515 West 20th Street
P.O. Box 612787
DFW International Airport, Texas	75261
(Address of principal	(Zip Code)
executive offices)
Registrant’s telephone number, including area code: (972) 456-2200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Changes to Outside Director Compensation Arrangements
     After reviewing the Company’s outside director compensation arrangements with an independent compensation consultant, the Board of Directors of the Company approved the following changes to its outside director compensation arrangements effective September 30, 2005. Except as noted below, the outside director compensation arrangements have not been changed.
     Annual Retainer. The annual retainer has been increased from $14,000 per year to $25,000 per year.
     Annual Equity Award and Tax Reimbursement. The Company has replaced the annual stock option grant to purchase a number of shares of common stock with a value (as determined under the 2003 Kitty Hawk Long-Term Equity Incentive Plan (the “Plan”)) of $15,000 on the date of such grant with an annual restricted stock unit grant to receive a number of shares of common stock with a value (as determined under the Plan) of $28,750 on the date of such grant. The Board of Directors of the Company has reserved the right in its discretion to change the value of future annual grants. In addition, the Company has eliminated the annual tax reimbursement of $10,000 per outside director to be paid upon the exercise of awards under the Plan. The elimination of the tax reimbursement does not affect previously accrued, but unused annual tax reimbursements. The material terms of the restricted stock units are described below.
     Equity Retention. Each outside director is required to retain ownership of a number of shares of common stock (including the value of vested restricted stock units and shares of common stock underlying vested stock options) with a fair market value equal to three times the director’s annual retainer fee (the “Threshold Amount”), up from one time the director’s annual retainer fee. Outside directors are no longer required to purchase any shares of common stock to meet the equity retention threshold, but outside directors cannot sell shares of common stock if they would hold less than the Threshold Amount after the sale.
Restricted Stock Units
     The Board of Directors of the Company approved the award of restricted stock units in lieu of stock options to outside directors and approved the award of restricted stock units and/or stock options to employees, including certain members of senior management. The following description of the material terms of the restricted stock units is qualified in its entirety to the forms of the restricted stock unit agreements attached hereto and incorporated by reference herein.
     Time of Grant and Price. Restricted stock units are granted automatically to outside directors on September 30 of each year, and may be granted at the discretion of the Compensation Committee of the Board of Directors to employees, including senior management, at the closing price of the common stock on the date of grant or, if the common stock is not traded on that day, then at the price on the immediately proceeding day on which the common stock was traded.
     Vesting and Change of Control. The restricted stock units vest pro-rata over four years for employees and over one year on a quarterly basis for outside directors. In addition, the restricted stock units automatically accelerate and vest upon the occurrence of a Change of Control, as defined in the Plan (a “Change of Control”). If the definition of Change of Control in the Plan makes the restricted stock unit subject to 409A of the Internal Revenue Code (“409A”), then the definition of Change of Control shall be the definition provided for under 409A and the regulations and other guidance thereunder.

     Conversion. The restricted stock units automatically convert into shares of common stock upon the earlier to occur of (i) termination of service as an employee, consultant or outside director, (ii) a Change of Control or (iii) with respect only to the annual grants to outside directors, four years from the date of grant. In the case of a conversion resulting from a termination of service as an employee (other than as a result of death), if the employee is a “specified employee” as defined in 409A, the conversion will instead occur on the earlier of (i) six months from the date of termination of service and (ii) the employee’s death.
     Forfeiture. With respect to restricted stock units awarded to employees, the restricted stock units are immediately forfeited without compensation upon a termination of employment for cause, as defined in the restricted stock unit award agreement. In addition, upon termination of service as an employee or outside director, all unvested restricted stock units are forfeited.
Amendment No. 2 to the Plan
     The Company also adopted Amendment No. 2 to the Plan (the “Amendment”) effective September 30, 2005. The Amendment implements the changes to the outside director compensation arrangements by (i) eliminating the annual tax reimbursement on a going-forward basis and (ii) providing for annual grants of restricted stock units or other awards to outside directors in lieu of annual stock option grants.
Forms of Stock Option Agreements
     The Company has attached to this Form 8-K the current form of its employee incentive stock option agreement and non-qualified stock option agreement.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

10.1	Form of Executive Officer Restricted Stock Unit Award Agreement.

10.2	Form of Outside Director Restricted Stock Unit Award Agreement.

10.3	Form of Employee Incentive Stock Option Agreement.

10.4	Form of Employee Non-Qualified Stock Option Agreement.

10.5	Amendment No. 2 to the 2003 Kitty Hawk Long-Term Equity Incentive Plan, dated as of September 30, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KITTY HAWK, INC.
By:	/s/ Steven E. Markhoff
	Name:	Steven E. Markhoff
	Title:	Vice President Strategic Planning, General Counsel and Corporate Secretary

Date: October 5, 2005